Exhibit 99.1

Bancorp of New Jersey, Inc. Reports Continued Record Earnings

and Record Asset Levels

November 15, 2012

Fort Lee, NJ – Bancorp of New Jersey, Inc. (NYSE-AMEX: BKJ), the holding company of Bank of New Jersey, reported its strongest third quarter net income and strongest nine month net income to begin a year. Net income for the third quarter of 2012 reached $1.1 million compared to net income of $901 thousand in the third quarter of 2011. This represents a 26.7% increase in net income, or $241 thousand. Earnings per diluted share reached $0.22 in the third quarter of 2012 compared to $0.17 per diluted share in the third quarter of 2011. Net income for the first nine months of 2012 was $3.0 million, an increase of $682 thousand, or 29.0%, as compared to net income of $2.4 million for the same period in 2011. Earnings per diluted share grew to $0.58 for the nine months ended September 30, 2012 an increase of $0.13, or 28.9%, over the diluted earnings per share of $0.45 for the nine months ended September 30, 2011. The net income generated during this quarter represents the company’s twenty third consecutive quarter of profitability and represents the company’s strongest quarter since opening.

During the third quarter of 2012, net interest income increased by 16.9%, or approximately $644 thousand, to $4.5 million from $3.8 in the third quarter of 2011. During the first nine months of 2012, net interest income reached $12.8 million, reflecting a 14.4% increase from $11.2 million in the first nine months of 2011. The increased net interest income remains primarily due to higher average loans, the result of increased loan production during the first nine months of 2012. During the third quarter of 2012, non-interest expense, net increased 14.4%, or $291 thousand, to $2.3 million, compared to $2.0 million during the third quarter of 2011. Non-interest expense, net in the first nine months of 2012 reflected an increase of approximately $529 thousand, or 8.3%, to $6.9 million from $6.4 million in the first nine months of 2011. The increase in non-interest expense is, primarily, due to increases in salaries and benefits and occupancy and equipment related to branch expansion. For the three months ended September 30, 2012, the provision for loan losses was $260 thousand, compared to provision for loan losses of $300 thousand, for the three months ended September 30, 2011. For the nine months ended September 30, 2012, the provision for loan losses was $885 thousand, compared to provision for loan losses of $898 thousand, for the nine months ended September 30, 2011. Management believes the amount of the provision reflects both the necessary increases in the allowance for loan losses related to new loans and non-performing loans, and that the allowance for loan losses reflects the credit quality of our loan portfolio at September 30, 2012.

Bancorp of New Jersey’s total assets reached $548.8 million at September 30, 2012, compared to $469.8 million at December 31, 2011. Total loans reached $418.1 million at September 30, 2012, compared to $365.2 million at December 31, 2011, representing an increase of $52.9 million, or 14.5%. Total deposits increased to $492.5 million at September 30, 2012 from $416.2 million at December 31, 2011, an increase of $76.3 million, or 18.3%. Stockholder’s equity grew to $54.2 million at September 30, 2012, from $51.9 million at December 31, 2011.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank, currently, has 8 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, and Cliffside Park. A ninth location in Woodcliff Lake is expected to open during 2013 subject to regulatory approval from the FDIC and the New Jersey Department of Banking and Insurance. All locations are in Bergen County, NJ.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include the economic conditions affecting the financial industry and our customers, particularly in our market area; volatility in interest rates and the shape of the yield curve; credit risks and risks associated with real estate, which serves as collateral for a significant portion of our loans; operating, legal, and regulatory risk, including compliance with new laws and regulations; economic, political, and competitive forces affecting the company’s lines of business; the extent and timing of actions of the Federal Reserve System; customer acceptance of our products and services; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
INCOME STATEMENT	2012	2011	2012	2011
Net Interest Income	$4,460	$3,816	$12,779	$11,172
Provision for loan losses	260	300	885	898
Noninterest Expense, net	2,313	2,022	6,880	6,351

Pretax Income	1,887	1,494	5,014	3,923
Tax Expense	745	593	1,981	1,572

Net Income	$1,142	$901	$3,033	$2,351
Basic Earnings per Share	$0.22	$0.17	$0.58	$0.45
Diluted Earnings per Share	$0.22	$0.17	$0.58	$0.45
Weighted Average Shares – Basic	5,207	5,207	5,207	5,207
Weighted Average Shares – Diluted	5,215	5,209	5,212	5,215

SELECTED BALANCE SHEET DATA AT END OF PERIOD	9/30/2012	12/31/2011
Total Loans	$418,055	$365,160
Allowance for Loan Losses	5,022	4,474
Investment Securities	86,885	61,432
Total Assets	548,793	469,842
Total Deposits	492,474	416,163
Stockholders’ Equity	54,230	51,906